Exhibit 10.21

Execution Copy

THIS MONITORING FEE AGREEMENT is dated as of February 4, 2008 (this “Agreement”) and is by and among Intelsat (Bermuda), Ltd., a Bermuda exempted company (“Intelsat Bermuda”), BC Partners Limited (“BC Partners”) and Silver Lake Management Company III, L.L.C. (“Silver Lake”) (each of Silver Lake and BC Partners, a “Sponsor” and, collectively, the “Sponsors”).

RECITALS

WHEREAS, Serafina Holdings Limited, a Bermuda exempted company (“Serafina”) and Serafina Acquisition Limited, a Bermuda exempted company and a wholly-owned Subsidiary of Serafina (“Buyer”), have entered into that certain Share Purchase Agreement, by and among Serafina, Buyer, Intelsat Holdings, Ltd., a Bermuda company (the “Company”) and the shareholder parties signatory thereto (such shareholder parties, including those becoming a party thereto pursuant to Section 1.7(a) thereto, the “Sellers”), dated as of June 19, 2007 (the “Share Purchase Agreement”);

WHEREAS, as of June 19, 2007, the Sellers collectively owned in excess of 95% of the outstanding shares of the Company (the outstanding shares of the Company, other than unvested restricted shares, are referred to herein as “Owned Shares”);

WHEREAS, on the terms and subject to the conditions of the Share Purchase Agreement, Buyer will purchase all of the Owned Shares (the “Transaction”);

WHEREAS, funds advised or represented by the Sponsors (each such fund, an “Investor”) are shareholders of Serafina, the ultimate parent of the Buyer, and have entered into that certain Shareholders Agreement dated February 4, 2008 (the “Shareholders Agreement”), by and among Serafina, Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., the funds comprising BC European Capital VIII, BC European Capital – Intelsat Co-Investment, BC European Capital – Intelsat Co-Investment 1, BC European Capital – Intelsat Syndication L.P.;

WHEREAS, the Sponsors have expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to Intelsat Bermuda and the Company and their respective businesses; and

WHEREAS, Intelsat Bermuda desires to avail for itself and its subsidiaries, for the term of this Agreement, of the Sponsors’ expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, other advice and negotiation assistance with respect to Intelsat Bermuda and its subsidiaries, which Intelsat Bermuda believes will be beneficial to it and its subsidiaries, and the Sponsors wish to provide the services to Intelsat Bermuda and its subsidiaries as set forth in this Agreement in consideration of the payment of the fees described below.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Appointment. Intelsat Bermuda hereby engages the Sponsors to provide the services described in Section 2 (the “Services”) for the term of this Agreement on the terms and subject to the conditions of this Agreement.

SECTION 2. Services. The Sponsors agree that during the term of this Agreement, they will provide to Intelsat Bermuda and its subsidiaries, by and through themselves, their affiliates and such respective officers, employees, representatives and third parties (collectively hereinafter referred to as the “Sponsor Designees”) as the Sponsors in their sole discretion may designate from time to time, monitoring, advisory and consulting services in relation to the affairs of Intelsat Bermuda and its subsidiaries, including, without limitation, (a) advice regarding the investment structure, terms, conditions and other provisions, and advice regarding relationships with Intelsat Bermuda’s and its subsidiaries’ lenders and bankers, (b) advice regarding the strategy of Intelsat Bermuda and its subsidiaries, (c) advice regarding dispositions and/or acquisitions and (d) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by Intelsat Bermuda or its subsidiaries.

SECTION 3. Fees.

(a) Monitoring Fee. In consideration of the Services being provided by the Sponsors and their Sponsor Designees, Intelsat Bermuda will pay to the Sponsors an annual monitoring fee in respect of each fiscal year from and including fiscal 2008 in an amount equal to the greater of (x) $6.25 million or (y) 1.25% of Adjusted EBITDA of Intelsat Bermuda for such fiscal year (the “Monitoring Fee”), with Silver Lake receiving a share of the Monitoring Fee (the “Silver Lake Fee Share”) equal to the Monitoring Fee multiplied by a fraction that is equal to (x) the total equity investment in Serafina by Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P. (collectively, the “Silver Lake Funds”) (valued at initial purchase price), divided by (y) the total amount of all equity invested in Serafina by BC European Capital VIII - 1 to 12, 14 to 34 and 35 SC to 39 SC and the Silver Lake Funds (valued at initial purchase price) as of the relevant date of payment of such Monitoring Fee. A payment of $6.25 million in respect of the Monitoring Fee for fiscal 2008 shall be paid on February 4, 2008 at or prior to Closing (as defined in the Share Purchase Agreement), and Intelsat Bermuda will pay the Sponsors an amount in excess, if any, of 1.25% of Adjusted EBITDA for fiscal 2007 over the $6.25 million, such amount to be paid promptly upon the determination of Adjusted EBITDA for fiscal 2007. BC Partners shall receive a share of the Monitoring Fee (the “BC Partners Fee Share”) equal to the Monitoring Fee minus the Silver Lake Fee Share. On the first business day on or after January 1 of each fiscal year, commencing on January 2, 2009, Intelsat Bermuda will make a payment of $6.25 million in respect of the Monitoring Fees in respect of such fiscal year, and will promptly upon the earlier of March 31 of such fiscal year or the determination of Adjusted EBITDA for the immediately preceding fiscal year pay the Sponsors the excess, if any, of 1.25% of Adjusted EBITDA for the immediately preceding fiscal year over $6.25 million. In the event the Termination Date occurs prior to the last day of any fiscal year, the Monitoring Fee with respect to such fiscal year shall be payable on the Termination Date, such Monitoring Fee shall be calculated for purposes of this sentence based upon the greater of (i) the highest Adjusted EBITDA attained in any of the three most recent fiscal years or (ii) if the Termination Date occurs subsequent to the 180th day of any fiscal year, the extrapolated Adjusted EBITDA based upon the completed portion of such fiscal year. Except as set forth in Section 3(c) below, any amounts payable by Intelsat Bermuda to the Sponsors pursuant to this Section 3 shall be paid to Silver Lake in accordance with the Silver Lake Fee Share and to BC Partners in accordance with the BC Partners Fee Share. All amounts paid by Intelsat Bermuda to the Sponsors pursuant to this Section 3 shall be made by wire transfer in same-day funds to the respective bank accounts designated by the Sponsors. At the election of the Sponsors, the payment of any amount due to the Sponsors hereunder may be deferred for up to one year or such longer period as may be determined by the Sponsors, in which case Intelsat Bermuda shall pay such deferred amount, taking into account the accrual of interest at the Discount Rate (as defined below), no later than the following year or at such later time as determined by the Sponsors, in addition to the Monitoring Fee and any other fees payable hereunder to the Sponsors after the date on which such deferred payment was payable. The Monitoring Fee shall be payable regardless of the level of Services provided during any fiscal year and shall not be refundable under any circumstances. For purposes of this Agreement, “Termination Date” means the earliest of (i) the twelfth anniversary of the date hereof, (ii) such time as funds advised or represented by BC Partners Limited (which, for the avoidance of doubt, includes BC European Capital VIII - 1 to 12, 14 to 34 and 35 SC to 39 SC, BC European Capital – Intelsat Co-Investment, BC European Capital – Intelsat Co-Investment 1, BC European Capital – Intelsat Syndication L.P.) and their respective affiliates then owning beneficial economic interests in the Parent own less in the aggregate than 50% of the beneficial economic interest of the Parent and (iii) such earlier date as Intelsat Bermuda and the Sponsors may mutually agree upon. For purposes of this Section 3, “Adjusted EBITDA” shall mean “Adjusted EBITDA” of Intelsat Bermuda, as such term is defined in the Senior Unsecured Bridge Loan Credit Agreement, dated as of February 4, 2008, among the Buyer, as initial borrower, Credit Suisse, Cayman Islands Branch, as administrative agent, and the several lenders party thereto.

(b) Transaction Fee. In consideration of the Services provided by the Sponsors or their Sponsor Designees in connection with the transactions contemplated by the Share Purchase Agreement, on June 19, 2007, at or prior to the time of the closing of the Transaction, Intelsat Bermuda will pay the Sponsors an aggregate transaction fee in the amount of $60,000,000 (the “Transaction Fee”), with Silver Lake receiving $10,000,000 of the aggregate Transaction Fee and BC Partners receiving $50,000,000 of the aggregate Transaction Fee.

(c) Non-Payment. To the extent Intelsat Bermuda does not pay any portion of the Monitoring Fee by reason of any prohibition on such payment pursuant to the terms of any agreement or indenture governing indebtedness of Intelsat Bermuda or its subsidiaries, any unpaid portion of the Monitoring Fee shall be paid to the Sponsors on the first date on which the payment of such unpaid amount is permitted under such agreement or indenture, to the extent permitted by such agreement or indenture; provided, however, that any unpaid portion of the Monitoring Fee (plus any interest accrued thereon) that remains unpaid at the time of a Change of Control shall be paid immediately upon the consummation of such Change of Control. For purposes of this Agreement, a “Change of Control” means a transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests) the results of which is that any person other than an Investor or a Permitted Transferee (as defined in the Shareholders Agreement) of an Investor becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock or all or substantially all of the assets of the Serafina. Any portion of the

Monitoring Fee not paid by Intelsat Bermuda on the scheduled due date shall bear interest at an annual rate equal to the yield to maturity on the scheduled due date of the class of outstanding U.S. government bonds having final maturity closest to the twelfth anniversary of the date hereof (the “Discount Rate”), compounded quarterly, from the date due until paid. For these purposes, determination of which Sponsors are entitled to receive payment in accordance with this Section 3 shall be made as of the scheduled due date, as opposed to the actual date of payment.

SECTION 4. Reimbursements. In addition to the fees payable pursuant to this Agreement, on the date this Agreement first takes effect or on the date on which the closing of the Transaction occurs, and thereafter as proper invoices are presented, Intelsat Bermuda will pay directly or reimburse the Sponsors and each of their respective Sponsor Designees for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable out-of-pocket costs and expenses properly incurred by a Sponsor and its respective Sponsor Designees in connection with the Services provided under this Agreement (including prior to the closing of the Transaction), including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, financial advisors, outside legal counsel, advisors or consultants, retained by such Sponsor or any of their Sponsor Designees, (b) costs of any outside services or independent contractors such as couriers, business publications, on-line financial services or similar services, retained or used by such Sponsor or any of their respective Sponsor Designees, (c) transportation and other travel-related expenses, per diem costs, word processing expenses or any similar expense not associated with their or their Sponsor Designees’ ordinary operations, and (d) all fees, costs and expenses incurred by the Sponsors or their Sponsor Designees (including those set forth in clauses (a) through (c) above) in connection with the investigation, consideration, entering into or consummation of the Share Purchase Agreement and the transactions contemplated thereby or incurred by it or its Sponsor Designees for the benefit of the Investors collectively in connection with the Share Purchase Agreement and the transactions contemplated thereby. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds to the bank account designated by such Sponsor or its relevant Sponsor Designee (if such Out-of-Pocket Expenses were incurred by such Sponsor or their or their Sponsor Designees) promptly upon or as soon as practicable following request for reimbursement in accordance with this Agreement, or at such Sponsor’s election to the account indicated to Intelsat Bermuda by the relevant payee.

SECTION 5. Indemnification. Intelsat Bermuda will indemnify, exonerate and hold free and harmless the Sponsors, their Sponsor Designees and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Services contemplated by this Agreement or the engagement of the Sponsors or their Sponsor Designees pursuant to, and the performance by the Sponsors and their Sponsor Designees of the Services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by Intelsat Bermuda or any of its subsidiaries. Intelsat Bermuda will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Intelsat Bermuda will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party to the extent that such is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by Intelsat Bermuda as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

SECTION 6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. Neither of the Sponsors nor any Sponsor Designee makes any representations or warranties, express or implied, in respect of the services to be provided by the Sponsors or the Sponsor Designees hereunder. In no event will the Sponsors, the Sponsor Designees, or Indemnified Parties or any of their respective affiliates, be liable to Intelsat Bermuda or any of its subsidiaries for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Sponsors, the Sponsor Designees or Indemnified Parties as determined by a final, non appealable determination of a court of competent jurisdiction.

(b) Limitation of Liability. In no event will a Sponsor, a Sponsor Designee or any of their respective Indemnified Parties be liable to Intelsat Bermuda or any of its subsidiaries for any punitive, indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims of any kind (whether based in contract, tort or otherwise), relating to the services to be provided by a Sponsor or a Sponsor Designee hereunder.

SECTION 7. Assignment. Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) each Sponsor may assign all or part of its rights and obligations hereunder to any of its respective affiliates that provides services similar to those called for by this Agreement, in which event such Sponsor will no longer be entitled to any fees under Section 3 and reimbursement of expenses under Section 4 and will be released of all of its obligations hereunder, and such affiliate will assume each of the foregoing rights and obligations and (b) the provisions hereof for the benefit of Indemnified Parties of the Sponsors will inure to the benefit of such Indemnified Parties and their successors and assigns and each of such Indemnified Parties shall be third party beneficiaries entitled to enforce such provisions against Intelsat Bermuda.

SECTION 8. Accuracy of Information. Intelsat Bermuda shall furnish or cause to be furnished to the Sponsors such information as the Sponsors or their Sponsor Designees believe reasonably appropriate to their monitoring, advisory and consulting services hereunder and to comply with Securities and Exchange Commission or other legal requirements relating to the beneficial ownership by the Investors of equity securities of Parent (all such information so furnished, the “Information”). Intelsat Bermuda recognizes and confirms that the Sponsors (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) do not assume responsibility for the accuracy or completeness of the Information and such other information and (c) are entitled to rely upon the Information without independent verification.

SECTION 9. Effective Date. This Agreement will become effective as of the closing of the Transaction.

SECTION 10. Term. The obligation to provide Services shall commence upon the closing of the Transaction and continue through and until the earlier of (i) the Termination Date or (ii) a transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests) the result of which is the termination of the Shareholders Agreement; provided, however that Intelsat Bermuda’s obligations pursuant to Sections 3 (solely with respect to any accrued but unpaid fees or other payments required to be made pursuant to Section 3 through and including the Termination Date), 4, and 5 shall survive any such termination.

SECTION 11. Miscellaneous.

(a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

To Intelsat Bermuda:	Intelsat (Bermuda), Ltd. Wellesley House North, 2nd Floor, 90 Pitts Bay Road Pembroke, HM 08, Bermuda Fax: (441) 292-8300 Telephone: (441) 294-1650 Attention: Secretary

with a copy to (which shall not constitute notice to Intelsat Bermuda):

Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Fax: (212) 751-4864 Telephone: (212) 906-1200 Attention: Raymond Lin, Esq. John Giouroukakis, Esq.

To BC Partners:	BC Partners Limited Trafalgar Court Les Banques St. Peter Port Guernsey GY1 3QL Channel Islands Attention: David Dorey

with copies to (which shall not constitute notice to BC Partners):

BC Partners Limited 43-45 Portman Square London W1H 6DA Fax: (44) 20-7009-4899 Telephone: (44) 20-7009-4800 Attention: Raymond Svider

Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Fax: (212) 751-4864 Telephone: (212) 906-1200 Attention: Raymond Lin, Esq. John Giouroukakis, Esq.

To Silver Lake:	Silver Lake Management Company III, L.L.C. 2775 Sand Hill Road, Suite 100 Menlo Park, CA 94025 Fax: (650) 233-8125 Telephone: (650) 233-8120 Attention: Karen King

with a copy to (which shall not constitute notice to Silver Lake):

Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN Fax: +44 (0) 20-7959-8950 Telephone: +44 (0) 20-7959-8509 Attention: Alan P.W. Konevsky

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally, and (ii) one business day after being sent by overnight courier.

(c) This Agreement and the Shareholders Agreement will constitute the entire agreement between the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

(e) The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors. Subject to Section 7 of this Agreement and the next sentence, no Person other than the parties hereto and their respective successors is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that the Sponsor Designees and the respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives of the Sponsors are third-party beneficiaries under Section 5 of this Agreement.

(f) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the transactions contemplated hereby. Each of the parties hereby (A) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable by, among other things, the mutual waivers and certifications in this Section 11(f).

(g) Intelsat Bermuda and the Sponsors hereby acknowledge and agree that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party hereto to perform any of its obligations set forth in this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(h) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile or email), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(i) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Monitoring Fee Agreement on the date first written above.

INTELSAT (BERMUDA), LTD.

By:
Name:
Title:

BC PARTNERS LIMITED

By:
Name:
Title:

SILVER LAKE MANAGEMENT COMPANY III, L.L.C.

By:
Name:
Title: